                                                                   EXHIBIT 10.16


THIS LICENSE AGREEMENT dated July 26, 1997.

BETWEEN:


                          ITI LEARNING SYSTEMS INC., a body corporate, incorporated under the laws of Delaware, USA


                          (hereinafter referred to as "ITI")


                          - and -


                          AMERICAN EUROPEAN CORPORATION, a body corporate, incorporated under the laws of Georgia, USA


                          (hereinafter referred to as the "Licensee")


                          - and -


                          EDUTREK INTERNATIONAL, INC., a body corporate, incorporated under the laws of Georgia, USA


                          (hereinafter referred to as the "Guarantor")




WHEREAS ITI has developed the ITI System for use in the Institutes;

AND WHEREAS the ITI System is being licensed to others to conduct business at institutes pursuant to the ITI System;

AND WHEREAS Licensee desires a license of the ITI System with the right to operate one or more Institutes under the Licensed Marks within the Territory;

NOW THEREFORE, in consideration of the above premises, and of the additional mutual covenants and valuable consideration recited below, the parties agree as follows:
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                               TABLE OF CONTENTS

         1.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2  Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         2.  License of the ITI System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.1  License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 2.2  Confidential Operations Manual  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

         3.  The Territory and Site Location  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 3.1  Sites Mutually Agreed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 3.2  Institutes by Licensee Within Territory . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         4.  Protection of ITI's Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 4.1  Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 4.2  Licensed Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         5.  Obligations of ITI; Supervision, Assistance and Services   . . . . . . . . . . . . . . . . . . . . . . .   9
                 5.1  Obligations Included in License Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.1  Confidential Operations Manual . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.2  Action Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.3  Assistance Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.4  Advertising Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.5  Quality Assurance Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.6  Latest Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                          5.1.7  Site Selection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          5.1.8  Training Materials and Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          5.1.9  Training and Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 5.2  Additional Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          5.2.1  Consultation Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          5.2.2  Ongoing Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          5.2.3  Training Sessions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                          5.2.4  Periodic Training  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         6.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.1  Initial License Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.2  Monthly Royalty Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.3  Monthly Royalty Payment Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.4  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 6.5  Establishment of Tuition Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.6  Records, Inspection and Auditing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.7  Licensee to Pay Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 6.8  Payment of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         7.  Licensee's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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
                 7.1  Compliance with Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 7.2  Other IT Instruction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.3  Expense of Upgrades . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 7.4  Training  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 7.5  Credentialed Instructors/Facilitators . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 7.6  Advertising To Promote the ITI System . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.7  Licensee to Obtain Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.8  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.9  Use of Designated Computer Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.10  Advertising Expenditures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.11  Quality Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.12  Compliance with Educational Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.13  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.14  Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.15  Non Competition Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.16  Confidentiality Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         8.  Transfer and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.1  Transfer or Assignment by ITI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.2  Assignment by Licensee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.3  Approval of Transferees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.4  Record of Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.5  Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.  Term and Renewal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 9.1  Expiration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 9.2  Renewal of License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 9.3  Month-To-Month License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.4  Termination Before Expiration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 9.5  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         10. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 10.1  Default and Termination Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 10.2  Material Breaches That May Be Cured  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 10.3  Material Breaches That Cannot Be Cured . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 10.4  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 10.5  Licensee's Notice of Breach by ITI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         11. Relationship After Expiration or Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 11.1  Obligations of Licensee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 11.2  Settlement of Outstanding Contracts with Students  . . . . . . . . . . . . . . . . . . . . . .  28
                 11.3  Cessation of Sales Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.4  Payment of All Obligations Due . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.5  Licensee and Principals Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 11.6  Assignment of Territory Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         12. Injunctive Relief and Liquidated Damages   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         13.  Hold Harmless, Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 13.1  Hold Harmless and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 13.2  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         14.  Parties as Independent Contractors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         15.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         16.  Attorney Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         17.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         18.  Time is of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         19.  Jurisdiction and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         20.  Most Favoured Nations Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         21.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         22.  Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         23.  Acknowledgements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         24.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         25.  Vested Right to Additional Territories in Addition to the Territory . . . . . . . . . . . . . . . . . .  34

         25.  Binding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         25.  Best Efforts Negotiations and Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . .  35

1.       INTERPRETATION

1.1 DEFINITIONS. In this Agreement, unless the context requires otherwise:

         1.1.1   "Agreement" means this License Agreement;

         1.1.2 "Annualized Full Time Equivalent Basis" when used in relation to the number of students, means the number of students multiplied by the number of months of study for such students, divided by twelve months;

         1.1.3 "Confidential Operations Manual" means the confidential operations manual or manuals produced by ITI, whether in printed or electronic form, as amended from time to time, describing the policies, rules and procedures to be used in the operation of Institutes by the Licensee and other licensees pursuant to the ITI System;

         1.1.4 "Director of Program Delivery" means an employee or employees of the Licensee dedicated (unless otherwise agreed in writing by ITI, acting reasonably) to perform the tasks of the Director of Program Delivery at the Institute as specified in the Confidential Operations Manual, such employee maintaining the credentials specified in the Confidential Operations Manual;

         1.1.5 "Director of Recruiting" means an employee or employees of the Licensee dedicated (unless otherwise agreed in writing by ITI, acting reasonably) to perform the tasks of the Director of Recruiting at the Institute as specified in the Confidential Operations Manual, such employee maintaining the credentials specified in the Confidential Operations Manual;

         1.1.6 "Fee Schedule" means the schedule of fees included in the Confidential Operations Manual for services which ITI may perform from time to time for the Licensee, which schedule ITI may amend from time to time upon 30 days notice to the Licensee;

         1.1.7 "Gross Revenues" means the aggregate gross amount of all revenues from whatever source derived (based on the cash method of accounting), which arise from or are derived, whether by cash, credit or otherwise, by Licensee from business conducted or which originated in, on, from, or through the Institute, or from the sale of any products or services associated with the use of the Licensed Marks, whether such business is conducted in compliance with or in violation of the terms of this Agreement, including, without limitation, tuition (in accordance with sections 6.5 and 7.2.3), corporate training revenue, revenue from the sale, rental or otherwise of student computers, accessories, books and materials, and the proceeds of any business interruption insurance received by the Licensee with respect to revenues deemed to have been lost by the Licensee as a result of the interruption of business at the Institute, minus:

                 (a) any sums collected by the Licensee on behalf of any duly constituted governmental authority and paid out to such authority on account of sales taxes, goods and services taxes and other like taxes imposed upon the sale or provision of goods and services by the Licensee from or through the Institute;
                 (b) the amount of any refund or credit paid to any student; and
                 (c) the cost of goods sold for promotional items using the Licensed Marks not required by ITI to be sold under this Agreement such as caps, T-shirts, pens, bags, screen savers or pencils;

         1.1.8 "Guarantor" means EduTrek International, Inc., a body corporate, incorporated under the laws of Georgia, USA;

         1.1.9 "Institute" or "Institutes" means information technology institutes or places of delivery of the ITI System, whether physical, virtual or otherwise, operated under the License in accordance with the terms of this Agreement whether at American European Corporation, American Intercontinental University or otherwise;

         1.1.10 "Instructor" means an instructor/facilitator who is qualified in accordance with section 7.5 and the Confidential Operations Manual to provide the classroom and/or other instruction and team facilitation which is part of the ITI Program Delivery at the Institute;

         1.1.11 "In-Territory Services" means Program Delivery under the ITI System within the Territory pursuant to federal government-sponsored or funded contracts and/or national or multinational corporate contracts, which require the delivery or performance of ITI System services both outside and within the Territory;

         1.1.12 "ITI" means ITI Learning Systems Inc., a body corporate, incorporated under the laws of Delaware, USA;

         1.1.13 "ITI System" means the procedures of operation for the institutes owned, operated or licensed by ITI, utilizing certain standards, specifications, methods, procedures, techniques, processes, formulas, management systems, formats, admissions criteria, Program Delivery and proprietary marks and information, including without limitation certain proprietary programs, systems, instructional and management techniques, physical or technical security requirements, procedures and methods for the education and training, including curricula, and for admissions and placement, used in the institutes, all of which may be changed, improved and further developed from time to time by ITI, and including the Confidential Operations Manual;

         1.1.14 "License" means the rights granted under section 2.1 of this Agreement;

         1.1.15 "Licensed Marks" means the trade names, trademarks, service marks, logos, symbols and other indicia of origin identified in the Confidential Operations Manual by which ITI and its licensees are now identified, whether or not registered, which may include, but are not limited to, "ITI", "ITI Information Technology Institute", "ITI Institute" and such other trade names, trademarks, service marks, associated logos and symbols as are now designated by ITI and as may hereafter be designated by ITI in writing;

         1.1.16 "Licensee" means American European Corporation, a body corporate, incorporated under the laws of Georgia, USA, and shall include any corporation, partnership, individual or combination of individuals, or other legal entity which owns a majority interest of or controls American European Corporation, or in which American European Corporation owns a majority interest or controls;

         1.1.17 "Program Delivery" means technologies, methodologies, curricula and techniques employed for the purpose of the facilitation of learning by students, including without limitation, instruction, teaching, facilitation, use of curricula, books, electronic media, distance education technologies, self-paced learning materials, media, courseware, and collaborative team and/or problem based projects;

         1.1.18 "Registrar" means an employee or employees of the Licensee dedicated (unless otherwise agreed in writing by ITI, acting reasonably) to perform the tasks of the registrar at the Institute as specified in the Confidential Operations Manual, such employee maintaining the credentials specified in the Confidential Operations Manual;

         1.1.19 "Stand-Alone ITI Program" means a program of information technology education and training consisting only of curricula designated by ITI to the Licensee under this Agreement and using the ITI System; and

         1.1.20 "Territory" means the State of Georgia in the United States of America.


1.2 FUNDS. In this Agreement, all references to funds shall be in United States dollars, unless otherwise stated.

2.       LICENSE OF THE ITI SYSTEM

2.1 LICENSE. Subject to all of the conditions of this Agreement, ITI grants to Licensee for the term established by section 9 of this Agreement a license to use the ITI System in the Territory.


2.2 CONFIDENTIAL OPERATIONS MANUAL. ITI shall lend to Licensee, at no additional charge, a copy of the Confidential Operations Manual as specified in section 5.1.1.  The Licensee acknowledges and agrees as follows:

         2.2.1 ITI has determined that certain Program Delivery, and certain other policies, systems, techniques and materials are essential to the successful operation of an Institute. In order to protect the reputation and goodwill of the businesses operating under the ITI System and to maintain standards of operation under the Licensed Marks, Licensee agrees to operate its Institute in accordance with the Confidential Operations Manual, including such amendments thereto, as ITI may publish from time to time, all of which Licensee acknowledges belong solely to ITI and shall be on loan from ITI during the term of this Agreement. Should Licensee lose one or more of the Confidential Operations Manual or supplements, ITI may impose a reasonable charge for replacement manuals or supplements issued to Licensee. The standards, specifications or requirements established by ITI for Licensee, unless otherwise indicated, shall be set forth in this Agreement or may, from time to time, be set forth by ITI in the Confidential Operations Manual.

         2.2.2 Licensee shall at all times use its best efforts to keep the information in the Confidential Operations Manual, the Confidential Operations Manual itself and any other manuals, materials, goods and information created or used by ITI and designated for confidential use within the ITI System confidential and shall limit access to employees of Licensee on a need-to-know basis, on this same confidential basis.

         2.2.3 Licensee understands and acknowledges that the ITI System serves markets and operates under market conditions that are continuously changing and evolving, and that new and different standards, procedures, curricula, and techniques will be developed and recommended by ITI in response to those changes, or other conditions in the ITI System, to maintain and/or enhance the quality of services provided by Licensee, and the reputation and goodwill of the ITI System and its institutes. Accordingly, Licensee understands and acknowledges that ITI may, from time to time, revise the contents of the Confidential Operations Manual to implement new or different requirements for the ITI System, and Licensee expressly agrees to comply with all such changed requirements which are by their terms mandatory, within 90 days of being notified by ITI of such changed requirements; provided that such requirements shall also be applied in a reasonably nondiscriminatory manner to comparable institutes operated under the ITI System by ITI or by other licensees having similar license agreements, and that the fundamental terms and conditions of this Agreement shall not be altered.

         2.2.4 Licensee shall at all times insure that its copy of the Confidential Operations Manual is kept current and up to date. In the event of a dispute as to the contents of the Confidential Operations Manual, the terms and dates of the master copy of same maintained by ITI at its principal place of business shall govern.

3.       THE TERRITORY AND SITE LOCATION.

3.1 SITES MUTUALLY AGREED. Institutes in the Territory shall be located at sites selected in accordance with sections 3.2, 5.1.7 and 7.14. All services of Institutes must be delivered and received within the Territory.
For greater certainty, services shall be considered as delivered at the location of the student of the Institute, including where the delivery is by distributed team learning, correspondence or distance education by electronic or other means as may be prescribed by ITI from time to time in the Confidential Operations Manual. Licensee expressly understands and agrees that ITI shall have the right, in its sole discretion, to own and operate (outright, through contract, joint-ventures or otherwise) institutes using the ITI System at any location(s) outside of the Territory; to grant licenses for the operation of institutes using the ITI System at any location(s) outside of the

Territory as ITI, in its sole and exclusive discretion, deems appropriate (provided that ITI agrees that with the exception of a license for the City of Calgary, Province of Alberta, Canada to the Southern Alberta Institute of Technology, if the Licensee is not in default under this Agreement, it will not enter into any license agreement on or before June 11, 1998); to conduct and operate businesses, and offer and sell services, programs and products within the Territory which do not comprise a part of the ITI System and, in connection therewith, to exploit its Licensed Marks, name, reputation and know-how. ITI agrees that, so long as this Agreement is in effect, it will not itself, or through any affiliate or subsidiary, operate, nor will it license a third party to, operate an institute utilizing or competitive with the ITI System in the Territory except that:

         3.1.1 ITI reserves the right to negotiate the sale and provision of In-Territory Services. If ITI should secure such a contract and Licensee is then in substantial compliance with this Agreement, ITI shall, subject to the consent of the customer (which consent ITI shall endeavour to obtain), offer to Licensee a subcontract to perform all of the In-Territory Services under such contract on the same terms and conditions that ITI and the customer originally agreed to, provided that ITI shall retain a portion of the fees paid by the customer equal to ITI's costs of procuring and negotiating the contract and acting as contractor thereunder and any costs required to train or assist the Licensee as may reasonably be required to prepare the Licensee to provide such services. For greater certainty, any fees received by the Licensee shall be included in Gross Revenues. If the customer will not consent to a subcontract, or if Licensee is not in substantial compliance with this Agreement, or if Licensee elects not to execute any such subcontract with ITI, ITI may elect to perform the In-Territory Services itself or subcontract performance to any third party, who may be another licensee of the ITI System. If ITI should subcontract the In-Territory Services to a third party because Licensee elected not to execute a subcontract with ITI, ITI's subcontract with the third party may be made on terms more favourable for the subcontractor than those terms previously offered to Licensee only if Licensee has been notified of the more favourable terms and has not accepted a subcontract on such terms within five (5) business days of receiving such notice. All operations by ITI or a third party in providing In-Territory Services pursuant to this section shall be conducted in compliance with the same standards and requirements established by ITI for its proprietary operations and for its licensees generally.

         3.1.2 ITI shall not sell or otherwise distribute any product or service bearing any of the Licensed Marks without first determining through appropriate market research that the sale or distribution of such product or service, as offered under the proposed marketing plan, is not likely to have a material negative effect on Gross Revenues for licensees generally. ITI may not require Licensee to sell any such product or service in the Territory, and, correspondingly, ITI shall not be required to sell any such product or service to Licensee. If ITI makes any product or service available to Licensee for resale, the price therefor shall be no less favourable to Licensee than the price for which such product or service is available to non-licensees.

3.2 INSTITUTES BY LICENSEE WITHIN TERRITORY. The Licensee will operate at least one Institute within the Territory. The first Institute shall be opened by the Licensee within the Territory not later than November 3, 1997, unless a later date is agreed to in writing by ITI. The opening of Institutes within the Territory shall be subject to the following:


         3.2.1 Licensee must notify ITI in writing of Licensee's intention to open an Institute and shall submit to ITI other information as is then required by ITI, including but not limited to business plans, pro formas addressing new and existing Institute operations, and financial information.

         3.2.2 ITI must approve such new Institute in writing, in accordance with such standards required for institutes, the site and layout, size, decor, equipment, mechanical, electrical, computer and telecommunication systems as are then currently required for Institutes, as determined by ITI.

         3.2.3 Excepting the first Institute, Licensee must pay to ITI a fee for services in accordance with the Fee Schedule to compensate ITI for its expenses incurred in site review and institute plan approval.

         3.2.4 The Licensee must have all local, state and federal permits, licenses and certificates necessary to operate the Institute.

4.       PROTECTION OF ITI'S PROPRIETARY RIGHTS

TRADE SECRETS. Licensee acknowledges ITI's proprietary rights in the ITI System, including the programs, curricula, systems, techniques, manuals, and trade secrets which will be disclosed to Licensee under this Agreement, and further acknowledges that Licensee does not acquire any right or interest therein beyond the rights expressly granted to it under this Agreement. By execution of this Agreement, Licensee also acknowledges that the know-how and operating format related to ITI's proprietary methods and materials is also proprietary to ITI and will not be disclosed by Licensee except in connection with Licensee's required activities as authorized by this Agreement during the term of this Agreement and for a period of three (3) years after termination or expiration of this Agreement. Licensee agrees to maintain adequate security in the control, use, and handling of proprietary materials ITI supplies to Licensee in accordance with the practices described in the Confidential Operations Manual or as stated otherwise in writing from time to time. Unless expressly waived by ITI in writing, Licensee shall require all persons who have or could have access to ITI proprietary materials, to sign written confidentiality agreements pertaining to the security of ITI proprietary materials, which agreement shall be in a form reasonably acceptable to, and approved in advance by ITI. Licensee shall immediately notify ITI of any unauthorized use of ITI's trade secrets, or any infringement of ITI's copyrights. ITI shall have sole discretion to take such action or inaction as it deems appropriate. The obligation of confidentiality does not extend to information which at the time of disclosure is generally available to the public (other than as a result of a prohibited disclosure by the Licensee), information which after disclosure becomes generally available to the public by publication or otherwise through no fault of the Licensee, information which is in the possession of the Licensee prior to disclosure and was not obtained, directly or indirectly, from ITI, information received by the Licensee from a third party, provided Licensee is not on notice that such third party is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to Licensee by contractual, legal or fiduciary obligations owing to ITI, and information now or hereafter independently developed by the Licensee.

4.2      LICENSED MARKS

         4.2.1 Licensee expressly acknowledges ITI's rights in and to the Licensed Marks and agrees not to represent in any manner that Licensee has acquired any ownership rights in the Licensed Marks. Licensee agrees not to use any of the Licensed Marks or any marks, names or indicia which are or may be confusingly similar in its own corporate or business name or in association with any of the Licensees operations except as authorized in this Agreement. Licensee further acknowledges and agrees that any and all goodwill associated with the ITI System and identified by the Licensed Marks shall inure directly and exclusively to the benefit of ITI and that, upon the expiration or termination of this Agreement for any reason, no monetary amount shall be attributable by the Licensee to any goodwill associated with Licensee's use of the Licensed Marks.

         4.2.2 Licensee understands and agrees that any use of the Licensed Marks other than as expressly authorized by this Agreement, without ITI's prior written consent, is an infringement of ITI's rights in the Licensed Marks and that the right to use the Licensed Marks granted herein does not extend beyond the termination or expiration of this Agreement, except as may be required to liquidate any previously existing inventory of promotional items using the Licensed Marks. Licensee expressly covenants that, during the term of this Agreement and thereafter, Licensee shall not, directly or indirectly, commit any act or infringement or contest or aid others in contesting the validity of ITI's right to use the Licensed Marks or take any other action in derogation thereof.

         4.2.3 Licensee acknowledges an obligation to monitor its own and other parties' use of the Licensed Marks and agrees to do so. Licensee shall promptly notify ITI of any claim, demand or cause of action that ITI may have based upon or arising from any unauthorized attempt by any person or legal entity to use the Licensed Marks, any colourable variation thereof, or any other mark, name or indicia in which ITI has or claims a proprietary interest. Licensee shall assist ITI, upon request and at ITI's expense, in taking such action, if any, as ITI may deem appropriate to halt such activities, but shall take no action nor incur any expenses on ITI's behalf without ITI's prior written approval; if ITI undertakes the defence or prosecution of any litigation relating to the Licensed Marks, Licensee agrees to cooperate with and assist ITI as ITI may reasonably request in the defence or prosecution of any such action, and ITI shall reimburse Licensee for Licensee's reasonable out-of-pocket expenses incurred in providing such assistance. Any amounts collected by ITI with respect to any infringement actions prosecuted by ITI shall be retained by ITI; provided, however, that such amounts as may be attributable to damages suffered by Licensee, net of all costs and expenses incurred by ITI in prosecuting the infringement, will be remitted to Licensee and Licensee will include the same in its Gross Revenues. If ITI elects in writing to the Licensee not to prosecute any trademark infringement, then the Licensee may do so and ITI agrees to provide reasonable non-financial assistance and to execute all pleadings as the Licensee may reasonably deem necessary or prudent to prosecute the infringement claim. Any amounts collected by the Licensee with respect to any such infringement action shall be retained by the Licensee and ITI shall have no right or claim therein; provided, however, that such amounts as may be attributably to costs incurred by ITI, in connection with the Licensee prosecuting the infringements, will be remitted to ITI and all amounts not so paid to ITI, net of all costs and expenses incurred in prosecuting the infringement, would be included in Gross Revenues.

         4.2.4 Licensee further agrees and covenants to use the Licensed Marks solely in the manner prescribed by ITI; to observe all laws with respect to the registration of trade names and assumed or fictitious names, to include in any application therefore a statement that Licensee's use of the Licensed Marks is limited by the terms of this Agreement, and to provide ITI with a copy of any such application and other registration document(s); and to observe such requirements with respect to trademark and service mark registrations and copyright notices as ITI may, from time to time, require, including, without limitation, affixing "SM", "TM", or "(R)" adjacent to the Licensed Marks.

         4.2.5 ITI reserves the right, in its sole discretion, to designate and require that Licensee use one or more new, modified or replacement Licensed Marks, except as may be required to liquidate any previously existing inventory of promotional items using the Licensed Marks. If as a result of such requirement, Licensee should be required to alter any signage or outdoor advertising, Licensee shall have 120 days from receipt of ITI's requirement to comply with same, at Licensee's sole cost and expense.

         4.2.6 In conducting any business or enterprise, in the Territory and under the Licensed Marks, ITI agrees that it shall not commit, or permit any of its licensees to commit, any act causing an incurable tarnishment of the Licensed Marks or the reputation and goodwill associated with the ITI System.

         4.2.7 The Licensee acknowledges that the Licensee does not have any rights greater than ITI to the use of the Licensed Marks in the Territory. ITI and the Licensee shall use their reasonable best efforts to obtain the use of the Licensed Marks, including the name "ITI Information Technology Institute" in the Territory, without obligation to defend any Licensed Mark, prevent others from using the Licensed Marks or any marks which are so similar as to be confusing, or otherwise bargain with any users of similar marks or trade names.

4.3 ITI shall use its best efforts to maintain in good standing all Licensed Marks which the Licensee is required to use in the Territory. In the event that ITI fails to use its best efforts, ITI shall indemnify and hold the Licensee harmless from and against any losses, liabilities, claims, damages, costs or expenses incurred with respect to any actual or alleged infringement resulting from the Licensee's use, in accordance with the terms of the Agreement, of the License Marks.

5.       OBLIGATIONS OF ITI; SUPERVISION, ASSISTANCE AND SERVICES

5.1 OBLIGATIONS INCLUDED IN LICENSE FEE. The obligations and services to be performed by ITI as part of the License, and at no additional charge to Licensee, are:

         5.1.1 CONFIDENTIAL OPERATIONS MANUAL. The Confidential Operations Manual will be loaned to Licensee as described in section 2.2.

         5.1.2 ACTION PLAN. Prior to the opening of the first Institute in the Territory, ITI will assist Licensee in developing an action plan for Licensee to follow and implement in operating its Institute, which includes a marketing strategy, an estimate of expenses and sales goals. Neither ITI nor Licensee shall be bound to implement the action plan, nor shall any action plan constitute a representation by ITI with respect to actual, average, projected, or forecasted volume, sales, profits, or earnings of Licensee if Licensee follows and implements such plan.

         5.1.3 ASSISTANCE NUMBER. ITI will provide a telephone number for Licensee's use in contacting employees of ITI for assistance, as designated from time to time by ITI.

         5.1.4 ADVERTISING MATERIALS. ITI will provide to Licensee, from time to time, a copy of certain advertising material approved by ITI.

         5.1.5 QUALITY ASSURANCE REVIEW. ITI will maintain a procedure and checklist for the Quality Assurance Review of all aspects of Licensee's operation of its Institute whereby ITI can determine the extent to which Licensee's operations are or are not in compliance with the ITI System. Approximately ninety (90) days after Licensee first opens its Institute, ITI will send an ITI representative to Licensee's Institute to conduct a Quality Assurance Review. At Licensee's request, ITI will have an ITI representative conduct a Quality Assurance Review at Licensee's Institute once each calendar year if ITI has not itself initiated such action. ITI has the right to conduct additional Quality Assurance Reviews from time to time in its discretion. At Licensee's request, ITI will provide Licensee with the materials and forms used in the Quality Assurance Review process for Licensee's use in reviewing Licensee's operations.

         5.1.6 LATEST DEVELOPMENTS. ITI shall endeavour to keep abreast of the most recent and advanced knowledge and techniques concerning information technology education and training. ITI will, based on its good faith determination of the applicability of such knowledge and techniques to Licensee operations, make certain such knowledge and techniques are available to the Licensee.

         5.1.7 SITE SELECTION. ITI will assist the Licensee in the selection of a location for the first Institute and, following the guidelines and standards contained in the

                   Confidential Operations Manual, make recommendations and suggestions regarding lease preparation, size, layout, decor, furniture, equipment, and electrical, mechanical, computer and telecommunication systems to ensure compliance with ITI standards.

         5.1.8 TRAINING MATERIALS AND FORMS. ITI will furnish Licensee certain materials deemed by ITI to be appropriate for instruction of Licensee's personnel in the conduct of the ITI System.

         5.1.9 TRAINING AND ASSISTANCE. Prior to the opening of the first Institute in the Territory, ITI will:

                   (a) provide advice to the Licensee on the development of advertising and marketing strategies for students, on marketing to potential employers of graduates and on public relations opportunities relating to the opening of the first Institute;

                   (b) assist in meetings and negotiations with potential strategic recruiting (employer) partners;

                   (c) provide training on ITI sales techniques and terminology for the Director of Recruiting and sales staff, such training not to exceed a maximum of five person-days of ITI representatives;

                   (d) provide, up to a maximum of seven person-days of ITI representatives, advice to the Licensee on the development of employee recruiting strategies, Instructor recruiting and selection, and staff compensation models;

                   (e) provide, up to a maximum of seven person-days of ITI representatives, training of technical support staff and assistance with respect to installation of the technical environment, including installation of staff and student servers, premises wiring, equipment specifications, and equipment and software license procurement;

                   (f) provide training to the Director of Program Delivery and Instructors of the Licensee in ITI Program Delivery to a maximum of 10 person-days of ITI representatives; and

                   (g) provide training to the Registrar, Director of Program Delivery and Director of Recruiting in policies and procedures under the ITI System to a maximum of five person-days of ITI representatives.

5.2 ADDITIONAL FEES. In addition to the services described in section 5.1, ITI may, and will where such services are required to be obtained by the Licensee under this Agreement, provide the following additional services for additional fees and charges specified in the Fee Schedule:

         5.2.1 CONSULTATION SERVICES. ITI may, when requested by the Licensee but subject to the availability and prior commitments of ITI's representatives, provide to the Licensee an ITI representative to consult in the following areas:

                   (a) employer or corporate relations, including assistance in meetings and negotiations with potential employers of graduates to develop strategic recruiting partnerships;

                   (b) premises related matters, including lease preparation and negotiation, design concepts and space planning;

                   (c) human resources, including assistance in employee recruiting and selection, and staff compensation models;

                   (d) sales and marketing, including assistance in the development of advertising and marketing strategies and sales training;

                   (e) provision of media buying and ad placement assistance;

                   (f) technical services, including assistance in the development of the technical environment, installation of servers, premises wiring, equipment specifications, equipment and software procurement; and

                   (g) assistance relating to administration and finance, including training of Licensee employees on the ITI System and any Quality Assurance Review.

         5.2.2 ONGOING ASSISTANCE. ITI will at Licensee's request send an ITI representative to Licensee's Institute to provide such assistance and offer suggestions and recommendations within his or her knowledge toward the continuous improvement of the Institute.

         5.2.3 TRAINING SESSIONS. From time to time, but at least once each year, ITI will conduct training sessions of not more than five (5) days duration at a location to be selected by ITI. ITI shall determine the topics and agenda for such conferences or training sessions to serve the purpose, among other things, of updating the Licensee on new developments affecting Licensee and other licensees, and exchanging information between licensees and ITI personnel regarding Institute operations and Program Delivery. Attendance at such training shall be mandatory for Registrar, Director of Program Delivery, Director of Recruiting and such other personnel as ITI may prescribe from time to time in the Confidential Operations Manual. All travel, room and board expenses for Licensee and Licensee's personnel attending the training shall be borne by Licensee.

         5.2.4 PERIODIC TRAINING. ITI will provide training as requested by the Licensee (subject to the availability of qualified ITI representatives) and as required by section 7.5.

6.       FEES

6.1 INITIAL LICENSE FEE. Notwithstanding section 6.8, Licensee shall pay an initial fee of $450,000 for the License and its rights pursuant to section 25, which fee shall be payable as follows:


         6.1.1     $120,000 upon the execution of this Agreement;
         6.1.2     $60,000 on the first day of each of the following months:
                   August, 1997; September, 1997; October, 1997 and November, 1997; and
         6.1.3     $90,000 on the first day of December, 1997,

and the Licensee acknowledges that ITI has the right to deem such fee as having been earned at or prior to such time.

6.2 MONTHLY ROYALTY FEE. At all times after the commencement of operations by Licensee, Licensee shall pay ITI a monthly royalty for the preceding month equal to seven percent (7%) of Gross Revenues. In addition, Licensee agrees to pay an additional amount equal to any sales, gross receipts, or similar tax imposed on ITI and calculated solely on payments required to be made by Licensee to ITI under this Agreement, unless such tax is an optional alternative to an income tax otherwise payable by ITI. In no event shall Licensee be required to pay any income tax otherwise payable by ITI. ITI may accept any such payment without prejudice to ITI's right to recover any balance remaining or pursue any remedy available to ITI.

6.3 MONTHLY ROYALTY PAYMENT DATE. The payments under section 6.2 shall be due and payable to ITI by electronic funds transfer or in such other manner as ITI shall establish in the Confidential Operations Manual, or otherwise in writing, by the last day of the calendar month for revenues received by Licensee in the immediately preceding month. Within 30 days after expiration or termination of this Agreement, Licensee shall pay ITI the royalty for the period immediately preceding expiration or termination. Licensee agrees to pay a late charge of five percent (5%) upon any sum not paid within 15 days of when due under this section, plus such additional late charges as provided for in section 6.8. The obligation to pay a late charge is in addition to the potential liability for termination under section 10. Licensee's obligation to pay sums due under section 6.2 for revenues received during the term of this Agreement shall survive termination of this Agreement.

6.4 REPORTS. Licensee's monthly payment shall be accompanied by fully completed and accurate (a) Gross Revenue, (b) income and expense and (c) student accounts receivable reports on forms as required by the ITI, setting forth information specified by ITI in the Confidential Operations Manual including the Gross Revenues received during the previous month, the number of students currently enrolled or confirmed for enrollment by Institute and any advertising expenditures paid. Such forms and information required therein may be changed by ITI from time to time. Licensee shall keep adequate records and retain appropriate data and receipts to verify the information provided in such reports and shall provide such backup data as ITI may request from time to time. Licensee shall certify the accuracy of such data in writing on each such report. Annually, within 120 days of the end of Licensee's tax year, Licensee shall provide ITI with a profit and loss statement and a balance sheet for Licensee's Institute, together with a reconciliation to the year end Gross Revenues report, in form as requested by ITI, which may at ITI's specific request be required to be audited by a Certified Public Accountant at Licensees expense. Where Licensee installs computer equipment and software required by ITI under section 7.9, ITI may request that Licensee submit monthly reports electronically.

6.5 ESTABLISHMENT OF TUITION CHARGES. Licensee shall establish the tuition and other charges to Licensee's students, provided that, notwithstanding actual tuition charged by the Licensee from time to time to students of the Institute, tuition payable in respect of each student of the Institute attributable to Gross Revenues for the purposes of this Agreement, including the calculation of any royalties, shall not, without the written consent of ITI, be less than tuition charged for a program equivalent to the Stand Alone ITI Program by ITI at other locations in the United States or, if there are no institutes operated by ITI in the United States, the same number of United States dollars (i.e. with adjustment for the exchange rate) of any tuition charged by ITI in Canada from time to time for a program equivalent to the Stand Alone ITI Program except that for the first 12 months from the date hereof at 75% thereof. Licensee shall make revenue information available to ITI on request, as necessary for the purpose of ITI's audit procedures and other purposes. For greater certainty, such tuition shall not be reduced by any bursaries, scholarships, bad debts or other discounts from the tuition otherwise established under this section. Any tuition amounts deemed to be included in Gross Revenues which are not paid or to be paid to the Licensee in cash shall be deemed to have been received by the Licensee for the purposes of determining Gross Revenues during the month of the corresponding commencement of Program Delivery to the student at the Institute. Tuition shall be due as specified by ITI in the Confidential Operations Manual. If any student account for tuition at the Institute is in arrears for a period of 180 days, such tuition shall be deemed to have been paid and is attributed to Gross Revenues at that time.

6.6      RECORDS, INSPECTION AND AUDITING.

         6.6.1 Without limitation, the Licensee shall on a timely basis supply ITI with quarterly unaudited and annual audited financial statements, prepared in accordance with generally accepted accounting principles and disclosing separately the operations of each Institute. Licensee shall allow ITI or its representatives to inspect the Institute premises, the books of account and federal and state income tax and sales tax returns of Licensee pertaining to the Institute during reasonable times of the business day upon two (2) days advance written notice. Licensee shall maintain on the Institute premises, or at a mutually agreed upon location, for a period of at least three years, all student records, cancelled cheques and receipts, and all books of account.
                   If ITI's audit discloses a liability for any fees due to ITI, Licensee shall pay the amount of the deficiency, including late charges due under section 6.3, within thirty
                   (30) days of ITI's notice to Licensee of the deficiency. Should the audit reflect a balance due Licensee, ITI agrees to pay said balance within thirty (30) days of completion of the audit report. If the deficiency (excluding late charges) is five percent (5%) or more of the fees Licensee was required to pay hereunder for the relevant period, Licensee shall pay ITI its reasonable costs incurred in performing the audit in addition to the amount of the deficiency. Nothing in this section shall limit ITI's right to terminate Licensee under section 10 for Licensee's failure to pay when due royalties owing ITI.

         6.6.2 In the event that the Licensee contests the accuracy of any audit conducted by ITI under section 6.6.1, Licensee shall pay to the Bank of Nova Scotia as escrow agent any amount disclosed in ITI's audit as a liability for any fees due from the Licensee to ITI, and the parties shall remit the matter to arbitration in accordance with the provisions of the Arbitration Act (Nova Scotia) or any other act relating to arbitration at the time in force in the Province of Nova Scotia. The cost of such arbitration shall be decided by the arbitrators. Any royalty payment and related report submitted by the Licensee to ITI shall, upon the expiration of the 36 month period following receipt thereof, be deemed to be true and accurate unless ITI has notified the Licensee to the contrary prior to that time.

         6.6.3 ITI agrees that it will maintain the confidentiality of all financial information it shall obtain about Licensee's operations which has not been publicly disclosed by the Licensee, and shall not disclose such financial information to any third party who is not bound to maintain the confidentiality of such information unless otherwise required by applicable law; provided however, that ITI may use such information in preparing financial information so long as the information about Licensee's operations is not identified as pertaining to Licensee and such information cannot be reasonably identified as pertaining to Licensee.

6.7 LICENSEE TO PAY TAXES. Licensee shall pay all taxes, regardless of their nature, assessed against it when due and before delinquent except when being contested in good faith by appropriate proceedings. If ITI is charged with any tax by the authorized taxing authority of any state or political subdivision thereof, including taxes on sales made to or licenses granted to Licensee, or sales made by Licensee at Licensee's Institute, Licensee shall pay such taxes on ITI's behalf except when being contested in good faith by appropriate proceedings.

6.8 PAYMENT OF ACCOUNTS. ITI may, from time to time, and at its sole option and discretion, allow Licensee to purchase goods, materials, equipment, books, printed matter, electronically produced and distributed materials, curricula and materials on an open or revolving account, or through special installment payment plans. Any limitation on the amount Licensee may charge to an account or payment plan will be determined by ITI, taking into consideration the credit worthiness, financial capability and business history of Licensee. All items charged to Licensee's account(s) shall be supported by invoice. Licensee shall promptly pay ITI for all charges made to Licensee's account(s). Invoiced charges are due and payable thirty (30) days after date of the invoice. If not paid by then, the unpaid balance will be considered past due, and balances not paid when due shall be subject to finance charges of one and one-half percent (1 1/2%) per month or portion thereof that the amount due remains unpaid. No payment by Licensee, nor any endorsement or statement on any cheque or writing accompanying any cheque or payment may be deemed an accord and satisfaction unless agreed by ITI in a separate writing. ITI may accept any such cheque or payment without prejudice to ITI's right to recover any balance remaining or pursue any remedy available to ITI.

7.       LICENSEE'S OBLIGATIONS

7.1 COMPLIANCE WITH STANDARDS. Licensee agrees that its Institute shall be managed and administered in a competent manner, in full compliance with applicable laws (including without limitation copyright and trademark), this Agreement and the Confidential Operations Manual to preserve, maintain and enhance the goodwill associated with the ITI System and the Licensed Marks. Licensee shall use only the ITI System in the operation of the Institute. Licensee agrees to comply with ITI's standards, specifications and other reasonable requirements which ITI may make in writing from time to time concerning Institute site, layout, size, decor and systems (including equipment, mechanical, electrical, computer and telecommunications) and use of the Licensed Marks. ITI may prescribe specific standards for all signs identifying the Institute, and Licensee shall place and maintain at least one sign at each location meeting ITI's standards, subject to local ordinances.

Licensee shall purchase from ITI all ITI proprietary courseware and other material as set out in the Confidential Operations Manual or otherwise in writing by ITI and other information booklets, and explanatory and promotional brochures developed and copyrighted by ITI. ITI may also prescribe from time to time in the Confidential Operations Manual that certain material may or must be obtained by the Licensee from prescribed third party sources. ITI shall not unreasonably withhold consent to alternative third party suppliers. Licensee must at all times maintain an inventory of such material sufficient to service its students.

ITI warrants that proprietary products purchased by Licensee from ITI hereunder meet ITI's specifications for such products. ITI neither makes, nor does it authorize Licensee to make any other warranties, express or implied, with respect to proprietary products delivered under the Agreement, and ITI expressly excludes and disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to proprietary products delivered under the Agreement.

Licensee shall also purchase certain commercially available equipment and materials required by ITI in the Confidential Operations Manual or otherwise in writing for use in ITI Institute. The approved sources of such equipment and materials shall be designated by maker or author, publisher, and title in the Confidential Operations Manual. Licensee is free to choose the wholesale or retail distributor from which it purchases such equipment and materials. The equipment and materials used by the Licensee must be consistent with the type, quantity, quality, and variety associated with the ITI image. Additional sources may, in ITI's discretion, be approved in the future. Licensee may request that ITI consider a proposed additional source by following the procedure stated in the Confidential Operations Manual or otherwise in writing by ITI.

Licensee shall also purchase certain furniture products which meet the specifications of ITI. This furniture can be obtained through ITI or other sources. If Licensee desires to purchase furniture through another source, ITI will provide Licensee with specifications upon such request from Licensee. If the furniture does not meet ITI's specifications, Licensee may not use such furniture in any Institute, and the Institute will not be considered open for purposes of section 3.2 unless and until such conforming furniture is installed.

Licensee shall not purchase courseware, explanatory and promotional brochures, equipment, furniture items or other materials for which ITI has designated specifications from any supplier which does not meet ITI's specifications.

7.2 OTHER IT INSTRUCTION. It is expressly acknowledged that the Licensee is in the business of providing education through its "American Intercontinental University" and/or other subsidiaries or business units, with facilities in the Territory. The Licensee shall offer to students and operate at the Institute a Stand Alone ITI Program at all times during the term of this Agreement. The Licensee shall not offer any information technology related program or any other program which would contain any Program Delivery which is from time to time included in the ITI System other than in accordance with this Agreement. The Licensee may, with the written consent of ITI obtained in accordance with this section, offer other educational programs within the Territory using the ITI System in combination with or as part of such other educational programs of the Licensee only provided that:

         7.2.1 Unless otherwise agreed in writing by ITI, a minimum of 50% of the students of the Institute on an Annualized Full Time Equivalent Basis shall be enrolled either in the Stand Alone ITI Program or other programs of the Licensee which include the whole of the Stand Alone ITI Program (i.e. a Masters in Information Technology);

         7.2.2 ITI shall be required to approve the curriculum for any program containing Program Delivery in any way contained in or derived from the ITI System, which program shall not, in the opinion of ITI, derogate from the quality of Program Delivery otherwise required under the ITI System. In the event that the Licensee wishes to provide a program containing Program Delivery in any way including or derived from the ITI System, the Licensee shall provide written notice to ITI, which notice must contain details of the Program Delivery sufficient to enable ITI to determine the quality of the program, both as it relates to the use of the ITI System and otherwise, including curriculum, materials, and a schedule of Program Delivery. ITI may, in its sole discretion, request additional information that it considers necessary to assess the program. ITI shall use its best efforts to assess the program and provide a response to the Licensee within 30 days of receipt of the notice referred to herein, provided that ITI shall not be under any obligation to provide its approval where, in its sole discretion, the program may derogate from the quality of Program Delivery otherwise required under the ITI System;

         7.2.3 Unless otherwise approved in writing by ITI, the tuition allocated to the program using the ITI System in any program which is not a Stand Alone ITI Program shall be in compliance with section 6.5 of this Agreement;

         7.2.4 Any post-graduate programs of the Licensee containing Program Delivery in any way including or derived from the ITI System shall not substitute or alter in any way the curriculum or schedule for delivery of instruction used in the ITI System;

7.3 EXPENSE OF UPGRADES. Licensee acknowledges that ITI may, in its sole good faith discretion, change or add to the ITI System, including any standards or policies applicable to Licensee, and that such changes or additions may affect Licensee's required performance or obligations hereunder or may require additional capital investment or expenditures by Licensee; but in no event shall Licensee be required to spend more than 3% of Gross Revenues in any calendar year in response to changes in or additions to such standards and policies, excluding required continuous replacement or upgrades to computer equipment and related network infrastructure (which is at the expense of the Licensee) for which specifications shall be provided from time to time in the Confidential Operations Manual.

7.4 TRAINING . The success of every student enrolled in an Institute is dependent upon the quality and integrity of the Program Delivery in which that student receives instruction, and in turn the quality and integrity of the Program Delivery is dependent upon the proper initial and continuous training of Licensee's personnel involved in the operation of the ITI System. To assist Licensee in the operation of its Institute and the ITI Program Delivery, ITI agrees to provide certain training sessions. The training sessions referred to in sections 5.1.9 (c), (f) and (g) and 5.2.3 shall be mandatory for the Registrar, Director of Program Delivery and/or Director of Recruiting as referred to in such sections, and Licensee shall be required to ensure that such Registrar, Director of Program Delivery and/or Director of Recruiting, as the case may be, is available on reasonable notice to take such training.
Prior to any training, Licensee and the employees to be trained must sign a confidentiality and nondisclosure agreement in a form approved by ITI.

Each Institute operated by Licensee must at least have one of each of a Registrar, Director of Program Delivery and Director of Recruiting, each of whom is a separate individual actively involved in the management and operation of the Institute and is certified/credentialed in accordance with the Confidential Operations Manual. In the event that the employment of a Registrar, Director of Program Delivery or Director of Recruiting of Licensee should be terminated and Licensee hires a replacement for such position, Licensee agrees to submit the replacement to a minimum five day ITI training session within ninety (90) days of a replacement's first day of employment. Such training shall be an additional service of ITI and the Licensee shall pay to ITI for such training additional fees and charges specified in the Fee Schedule. All travel, room and board expenses for Licensee and Licensee's personnel attending the training shall be borne by Licensee.

Licensee shall adequately train all other personnel at Licensee's Institute with respect to ITI's methods and materials, all as may be specified from time to time by ITI in the Confidential Operations Manual.

7.5 CREDENTIALED INSTRUCTORS/FACILITATORS. Licensee agrees that only Instructors credentialed as specified by ITI in the Confidential Operations Manual will provide the classroom and/or other instruction and team facilitation which may be part of the ITI Program Delivery. When required by third party official curriculum vendors, Licensee will ensure that Instructors have achieved the necessary industry certifications which may also be specified by ITI in the Confidential Operations Manual. In addition, in order to maintain the high image and quality standards of the ITI Program Delivery, Licensee shall ensure that Instructors are trained through ITI's professional development programs under the ITI System or through Licensee's ITI-credentialed staff who have been approved by ITI to deliver such professional development training, as specified by ITI in the Confidential Operations Manual. Upgrades to credentials and mandatory industry certifications may be required from time to time as specified by ITI. ITI shall, in the Confidential Operations Manual, establish Instructor/student ratios and provide detailed descriptions of technical competencies required by Instructors.

7.6 ADVERTISING TO PROMOTE THE ITI SYSTEM. ITI will make available to Licensee from time to time certain advertising materials which have been approved by ITI as being suitable for advertising and promotional purposes. Licensee shall not make any changes to such pre-approved advertising materials without the advance written consent of ITI. ITI may subsequently withdraw its approval of any previously approved advertising materials in which event Licensee shall cease using such advertising within a reasonable period of time, which shall in no event exceed ninety (90) days. Licensee shall not publish or otherwise utilize in any medium any advertising which has not been previously approved or provided by ITI. If Licensee wishes to use any advertising which has not been previously approved by ITI, Licensee shall submit a copy of each new advertisement to ITI prior to the first use of that advertisement, and shall not use any advertising without the express written approval of ITI. Any advertisement submitted to ITI for approval shall be deemed approved if not expressly disapproved by ITI within twenty-one (21) calendar days after receipt by ITI. Failure of the Licensee to so submit constitutes a breach by the Licensee of this Agreement. Licensee may participate in or contribute to a local or regional advertising cooperative comprised of such Licensee and ITI operated Institutes as ITI shall designate or as shall elect to participate with Licensee.

7.7 LICENSEE TO OBTAIN PERMITS AND LICENSES. Prior to commencing business operations Licensee shall use its best efforts to obtain all local, state and federal permits, licenses and certificates necessary to operate the Institute, including those from the State of Georgia, the Southern Association of Colleges and Schools, and the United States Department of Education. Licensee shall also comply at all times with all educational, safety, building or other local, state and federal statutes, ordinances, regulations, codes, licensing requirements or standards applicable to Licensee's Institute. ITI shall in no manner be liable for advising Licensee of such matters or determining Licensee's compliance therewith and Licensee will defend, indemnify and hold ITI harmless from any claims or loss relating to same. The Licensee's obligations pursuant to this Agreement are subject to receipt by the Licensee of all necessary approvals and licenses from the State of Georgia, the Southern Association of Colleges and Schools and the United States Department of Education, provided that the obligations of the Licensee to pay license fees to ITI pursuant to paragraph 6.1 shall be effective until such time as the Licensee has given to ITI written notice that it has used its best efforts and is unable to obtain such approvals and licenses, following which monies due and payable prior to such notice shall remain due and payable. The parties agree that they will use their reasonable best efforts to modify this Agreement to comply with requirements of the authorities of the State of Georgia, the Southern Association of Colleges and Schools, and the United States Department of Education in respect of this arrangement.

7.8 BEST EFFORTS. Licensee shall at all times during the term hereof actively promote and sell ITI System services at and from the Institute and will use its primary and best efforts to cultivate, develop and expand the market therefore within the Territory consistent with ITI's evaluation of the potential of the Territory taking into consideration such factors as the size of population in and market potential of the Territory, competition in the marketplace, the prior performance of Licensee, of ITI or other licensees in other geographic areas, and such other financial and market factors as ITI may deem pertinent. Excluding the 24 months following commencement of Program Delivery at the Institute, Licensee shall maintain at the Institute a minimum of 250 students on a Annualized Full Time Equivalent Basis.

7.9 USE OF DESIGNATED COMPUTER SYSTEMS. Upon ITI's request, Licensee agrees to install, update and replace any equipment (including both networked and stand alone hardware and software) designed to be used in connection with the Program Delivery and administration of the Institute, and to utilize equipment, hardware and software of such kind and in such manner as specified by ITI from time to time in the Confidential Operations Manual. The Licensee shall provide dedicated (24 hours x 7 days) Internet access for each networked computer system. The Internet connection and any additional security measures (e.g., firewalls) must accommodate point to point type applications such as desktop video conferencing. Without limiting the generality of the foregoing, Licensee agrees that it shall install and utilize in connection with the Institute such hardware and software as ITI may require from time to time for Program Delivery and administration, which is compatible and accessible to ITI's central administrative system through modem or other manual or electronic access. Upon ITI's request, Licensee agrees to provide ITI with electronic and physical access to its computer systems and to send ITI original or duplicates of all electronic information used in the operation of the Institute, but in no event shall this provision entitle ITI to any information other than that pertaining to Licensee's Institute which ITI would have the right to secure if ITI were auditing Licensee's records under section 6.6.

7.10 ADVERTISING EXPENDITURES. In order to promote its Institute, Program Delivery and the ITI System generally, Licensee agrees that it shall expend on approved advertising a monthly minimum of six percent (6%) of Licensee's monthly Gross Revenues, averaged over the previous six months, on the type of advertising specified in this Agreement or on other marketing and advertising materials approved by ITI. Provided however, that there shall be no monthly minimum advertising expenditures if the Licensee is operating the Institute at a minimum of 85% capacity, with capacity being scheduled capacity agreed to by ITI and the Licensee, each acting reasonably, on an Annualized Full Time Equivalent Basis. Licensee shall keep appropriate records and receipts for all advertising or marketing expenditures for at least three years, and shall provide substantiating data for such expenditures upon request by ITI.

7.11 QUALITY ASSURANCE. In order to enhance the public image and reputation of the ITI System and maintain and ensure the quality and consistency of services provided thereunder, ITI may, with or without notice (without notice, a maximum of four times in a calendar year) send an ITI representative to Licensee's Institute, and Licensee shall allow ITI's representative to observe Licensee's operation and methods. Licensee will fully cooperate with such ITI representative and will make available any data concerning Licensee's Institute and its operation as reasonably requested by such ITI representative. If one is conducted, ITI's representative will procure and deliver to Licensee a Quality Assurance Review which will describe the results of the Review and include a Correction Plan setting forth any material deficiencies observed and recommendations relating thereto. Licensee will, within the time limits set forth in such Correction Plan, comply with and fully implement any corrective action designated therein as mandatory or required, and will consider in good faith any other recommendations or suggestions. While an ITI representative is present in Licensee's Institute, the representative will endeavour to minimize the disruption of the educational services being provided by Licensee.

7.12 COMPLIANCE WITH EDUCATIONAL STANDARDS. ITI has established certain defined standards in methods and procedures for Program Delivery, and will offer help and assistance to the Licensee in attaining and maintaining those standards. Licensee shall comply with all educational standards designated as required or mandatory by ITI in its Confidential Operations Manual or otherwise in writing. From time to time, ITI may develop new or enhanced programs or modules, and shall make such programs or modules available to Licensee as either mandatory or optional items. In the event the item is designated as mandatory, ITI may not require implementation of the item in Licensee's Institute earlier than 90 days after the item is generally made available to ITI's Licensees. Enhancements or updates to mandatory programs shall be provided to Licensee by ITI. Optional programs and updates to same will be made available to Licensee for such additional charges as ITI shall establish.

7.13 BOARD OF DIRECTORS. Unless ITI otherwise directs from time to time, management of the Licensee will propose one nominee of ITI for election to the Board of Directors of EduTrek International, Inc. Management shall do all things reasonably within its ability to ensure that such nominee is elected to the Board of Directors. ITI agrees that Mr. Daniel Potter will be its nominee unless a conflict exists which would prevent Mr. Potter from actively participating on such Board of Directors.

7.14 LEASE. A fully executed copy of any lease of the Institute premises shall be delivered to ITI promptly following execution thereof.

7.15 NON COMPETITION AGREEMENTS. The Licensee are required to obtain non-competition agreements in favour of the Licensee and ITI, in such form and content as may be used from time to time by ITI or as may otherwise be prescribed from time to time by ITI in the Confidential Operations Manual, from certain of the Licensee's and its affiliates key shareholders, directors, officers or employees prescribed from time to time by ITI.

7.16 CONFIDENTIALITY AGREEMENTS. In order to preserve the confidentiality of the ITI System, including ITI's proprietary information, Licensee expressly agrees that no person or entity shall have or be allowed to have, nor shall the Licensee allow without the written consent of ITI, access to any ITI educational programs, trade secrets, confidential information or the Confidential Operations Manual unless it is reasonably required for the day-to-day operation or conduct of activities in the Institute in accordance with this Agreement. ITI may, at is sole discretion, require the Licensee to obtain confidentiality agreements in favour of the Licensee and ITI, in such form and content as may be used from time to time by ITI or as may otherwise be prescribed from time to time by ITI in the Confidential Operations Manual, from certain of its shareholders, directors, officers or employees prescribed from time to time by ITI. The obligation of confidentiality does not extend to information which at the time of disclosure is generally available to the public (other than as a result of a prohibited disclosure by Licensee), information which after disclosure becomes generally available to the public by publication or otherwise through no fault of Licensee, information which is in the possession of Licensee prior to disclosure and which was not acquired, directly or indirectly, from ITI, information received by Licensee from a third party, provided Licensee is not on notice that such party is bound by a confidentiality agreement or is otherwise prohibited from transmitting the information to Licensee by contractual, legal or fiduciary obligation owing to ITI, and information now or hereafter independently developed by Licensee.

8.       TRANSFER AND ASSIGNMENT

8.1 TRANSFER OR ASSIGNMENT BY ITI. This Agreement and all rights and duties of ITI hereunder may be freely assigned or transferred by ITI at its sole discretion to any person or legal entity which agrees to assume ITI's obligations hereunder, with the Licensee's prior written consent acting reasonably, and shall be binding upon and enure to the benefit of ITI's successors and assigns including, without limitation, any entity which acquires all or a portion of the capital stock of ITI or any entity resulting from or participating in a merger, consolidation or reorganization in which ITI is involved, and to which ITI's rights and duties hereunder are assigned or transferred.

8.2 ASSIGNMENT BY LICENSEE. The Licensee shall not, without ITI's prior written consent acting reasonably, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any interest in the License, this Agreement or any portion or aspect thereof. Any purported assignment occurring by operation of law or otherwise, including any assignment by a trustee in bankruptcy, without ITI's prior written consent shall be a material default of this Agreement. Licensee shall have no rights to sublicense under this Agreement. Any change of control of the Licensee is deemed to be a transfer of the License, provided that this clause shall not prevent any transfer or issue of shares in EduTrek International, Inc., the parent company of the Licensee or reorganization of the share capital thereof.

8.3 APPROVAL OF TRANSFEREES. Prior to Licensee effecting any transfer hereunder, ITI shall have forwarded to Licensee its conditional approval of the proposed transfer subject to compliance with this section. Provided that Licensee and the proposed transferee comply with the provisions of this section, ITI shall not unreasonably withhold its consent to a transfer by Licensee of any interest in this License, this Agreement or any equity or voting interest in Licensee. Licensee agrees to place in escrow with a trustee approved by ITI any and all funds received from the proposed transferee until such time as all of the following requirements have been met:

         8.3.1 The transferee shall demonstrate to ITI's sole satisfaction that it meets all of ITI's requirements for becoming a licensee, including, without limitation, that it meets ITI's managerial, financial and business standards then in effect, meets the financial requirements ITI shall deem appropriate in light of the terms and conditions of the proposed transfer; will comply with all Program Delivery and training requirements of ITI and has the ability to operate the licensed business (as may be evidenced by prior related business experience or otherwise).

         8.3.2 As of the effective date of the proposed transfer, all obligations of Licensee under this Agreement and under any other agreements between Licensee and ITI, its subsidiaries and affiliates are fully satisfied. Licensee shall have paid all outstanding debts and obligations to ITI, its subsidiaries and affiliates.

         8.3.3 As of the effective date of the proposed transfer, all obligations of the proposed transferee to ITI, its subsidiaries and affiliates must be fully satisfied.

         8.3.4 If ITI is then offering license agreements to new licensees, the proposed transferee must execute such documents as are then required by ITI including ITI's then current form of license agreement which may contain terms and conditions different from those in this Agreement; otherwise, this Agreement shall be assumed by the transferee.

         8.3.5 There shall have been paid to ITI a transfer fee in the amount of Twenty-five Thousand Dollars ($25,000).

         8.3.6 There shall have been paid to ITI a transfer training fee in such amount specified by ITI to be a reasonable estimate of the training costs which would be incurred if ITI were to offer this Territory to a new licensee, to fund training of the transferee and/or its employees, and the transferee agrees to complete, to ITI's satisfaction, the training then required by ITI.

         8.3.7 ITI will perform a Quality Assurance Review with respect to the Institute to be transferred and will make the results thereof available to Licensee and the proposed transferee. Thereafter, Licensee shall prepare and deliver to ITI, prior to the transfer, a written statement specifying how any deficiencies set forth in the Review will be corrected, and whether the expense thereof will be borne by Licensee or the proposed transferee. Provided, however, that ITI assumes no liability or responsibility to Licensee or the proposed transferee with respect thereto.

         8.3.8 Licensee agrees in writing to transfer to the proposed transferee all curricula, books, programs, materials and other items reasonably necessary to operate the Institute, as set forth in the quality Assurance Review referenced above.

         8.3.9 Licensee shall have executed a general release in a form satisfactory to ITI, of any and all claims against ITI, its subsidiaries, affiliates and their officers and directors, including, without limitation, claims arising under federal, state and local laws, rules and ordinances arising out of, or connected with, the performance of this Agreement.

         8.3.10 ITI's consent to a transfer of any interest in the License granted herein shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of ITI's right to demand exact compliance with any of the terms of this Agreement by the transferee.

8.4 RECORD OF OWNERSHIP. Without regard to whether ITI's consent to the transfer is or may be required, Licensee shall submit to ITI at any time upon request, a list of all holders of equity and voting interests of record reflecting their respective present interests in Licensee, in such form as ITI may reasonably require.

8.5 RIGHT OF FIRST REFUSAL. Before any transfer described above, Licensee must advise ITI in writing of the proposed transfer, including the name and background experience of the proposed transferee and all terms of the proposal. ITI shall have the right of first refusal, to be exercised within 30 days of ITI's receipt of Licensee's written notice, to acquire such interest on the identical bona fide terms proposed by the transferee, or, at ITI's option, for the cash equivalent thereof. In the event ITI does not elect to exercise its rights of first refusal as provided, the other conditions of an assignment or transfer stated herein must nevertheless be met, and Licensee may conclude the proposed transfer, but only if such transaction is closed within sixty (60) days of ITI's election not to accept, and only if the transaction closes on the same terms and conditions as was advised to ITI. In the event the transaction is not so closed, Licensee must again comply with all of the terms of this right of first refusal before transferring to the proposed transferee or any other transferee.

9.       TERM AND RENEWAL

9.1 EXPIRATION. This Agreement will expire on July 31, 2007 unless otherwise agreed.


9.2 RENEWAL OF LICENSE AGREEMENT. Licensee may renew the License granted under this Agreement for one ten-year renewal term, with renewal being on this same form of Agreement including any subsequent modifications or amendments agreed to by ITI and Licensee. There shall be no renewal fee required of Licensee when renewing under this section 9.2. Without waiving its rights not to renew as provided in this section, ITI will notify Licensee of the upcoming expiration date, and the procedures for securing approval of renewal, at least 270 days prior to the expiration date. Renewal will be granted provided that Licensee meets the following conditions:

         9.2.1 Licensee is in ITI's opinion, acting reasonably, in substantial compliance with all conditions and terms of the Agreement at the time of renewal.

         9.2.2 Licensee has, during the last three years of the term of this Agreement, never failed to timely cure any default as to which Licensee was given a Notice of Default.

         9.2.3 Licensee has never, during the term of this Agreement, committed a material breach of this Agreement which cannot be cured and as to which Licensee was given a Notice of Default.

         9.2.4 Licensee gives ITI notice of its intention to renew in the last year of the ten-year term of the Agreement (but not less than 270 days prior to the scheduled final day of the term). If Licensee fails to give such notice or to so agree, this Agreement shall expire on the expiration date of the term without further notice to Licensee.

         9.2.5 Licensee has complied with ITI's requirements for additional performances or obligations of Licensee other than those set forth herein such as correction of deficiencies, modernization or updating, which ITI believes in its good faith judgment shall be required and which may require significant additional capital expenditures by Licensee.

9.3 MONTH-TO-MONTH LICENSE. If Licensee fails to give notice of its election to renew the License as provided in section 9.2 and ITI nonetheless permits Licensee to continue to operate an Institute under the Licensed Marks and/or ITI System, all terms of this Agreement shall be deemed to be extended on a month-to-month basis. In that event either party may terminate this Agreement effective the last day of any calendar month, upon thirty (30) days' notice to the other party.

9.4 TERMINATION BEFORE EXPIRATION. Notwithstanding sections 9.1 and 9.2, this Agreement may be terminated as provided in section 10 hereof.

9.5 SURVIVAL. Notwithstanding any other provisions of this Agreement, the provisions of section 11 of this Agreement shall survive the termination of this Agreement, whether by expiry of the term or otherwise, and remain in full force and effect in accordance with its terms.

10.      TERMINATION

10.1 DEFAULT AND TERMINATION NOTICES. If Licensee is materially in breach of any provision of this Agreement, including, but not limited to section 10.2 of this Agreement, ITI may give a Notice of Default and Opportunity to Cure which shall be not less than thirty (30) days with respect to curable monetary defaults and forty-five (45) days with respect to curable non-monetary defaults, after the date of the Notice. In no event, however, shall the number of days of notice be less than that required by any applicable statute or regulation of the state in which the Territory lies. If Licensee is determined by ITI to have cured the breach before the date stated in the Notice, such Notice shall be of no further effect. If the breach has not been cured before the cure date stated in the Notice, then ITI may give a Notice of Termination stating its intention to terminate on a certain date. With respect to breaches stated herein or otherwise determined to be incurable, ITI need not provide a period for cure.

10.2 MATERIAL BREACHES THAT MAY BE CURED. The following types of activity are acknowledged by Licensee to jeopardize the goodwill associated with the ITI System and the Licensed Marks, and shall, unless cured as provided herein, be cause for termination. Provided, however, that although ITI intends to allow Licensee to cure the defaults listed hereunder, if in ITI's good faith judgement, reasonably exercised, such default cannot reasonably be cured (such as, but not limited to damages to ITI from misrepresentations or warranties referenced in section 10.2.3), then such breaches shall be deemed incurable under section 10.3 hereof, and same shall be grounds for termination, effective on the earlier of delivery or three days after mailing by ITI of a written declaration of termination to Licensee.

         10.2.1 The Licensee offering directly or indirectly, information technology related programs at Licensee's Institute or otherwise not approved by ITI and incompatible with the ITI System and this Agreement.

         10.2.2 Delivery by the Licensee or to allow receipt from the Licensee, directly or indirectly, of any component of Program Delivery using the ITI System outside of the Territory without an appropriate license from ITI.

         10.2.3 Expressly or impliedly to misrepresent, warrant or guarantee the results of the licensed programs, except as specifically authorized by ITI.

         10.2.4 To fail to pay when due any invoice of ITI or of any third party for goods or services Licensee has received; or any sales or other taxes when due and before delinquent, except when being contested in good faith by appropriate proceedings; or any rental or other amount due under a lease covering the Institute premises.

         10.2.5 To fail to provide at Licensee's Institute adequately trained personnel as required by this Agreement.

         10.2.6 Notorious behaviour by a principal, director, officer, agent or employee of Licensee which would tend to bring Licensee's Institute or the ITI System into disrepute. If the activity is the type described in this subsection, ITI may require Licensee, in order to the cure the breach adequately, to sever its relationship with the person whose behaviour is offensive.

         10.2.7 To fail to provide any Gross Revenue Report or to pay any royalty payment when due. In the event that Licensee fails four times within any twelve-month period to pay any one or more of such sums within ten days after the date same are due, and has each time been notified by ITI of said failure, Licensee may be deemed by ITI to have committed an incurable breach of this Agreement.

         10.2.8 To fail to comply with mandatory or required standards and policies set forth in the Confidential Operations Manual and any changes, additions or modifications thereto, or to fail to implement required or mandatory components of Program Delivery, module or other materials, or to adhere to mandatory or required educational policies or standards, or to implement new mandatory components of Program Delivery as required by ITI.

         10.2.9 To operate an Institute without obtaining and maintaining all necessary permits and licenses, or to fail to comply with applicable laws.

         10.2.10 To fail to permit ITI to inspect the premises, or observe the operation, or conduct an audit of Licensee's Institute.

         10.2.11 To allow unlawful activities to occur or to sell, utilize or exchange any unauthorized or illegal material at Licensee's Institute.

         10.2.12   To fail to maintain insurance as required by this Agreement.

         10.2.13 To fail to obtain ITI's written approval of the site, design and layout for any Institute that is opened within the Territory.

         10.2.14 To fail to implement or fully comply within the time prescribed, any items designated as mandatory or required on a Plan of Action delivered to Licensee pursuant to this Agreement.

         10.2.15 To place an advertisement or cause an advertisement to be circulated in another Licensee's exclusive territory or in the territory of an ITI owned Institute without the prior written approval of ITI, except pursuant to section 7.6 hereof, or to violate ITI's policies, as established from time to time, regarding advertising.

         10.2.16 To fail to adhere to any other material provision of this Agreement, any other agreements between Licensee and ITI, its subsidiaries or affiliates, or any authorized specification, standard, policy or operating procedure prescribed by ITI as mandatory or required.

         10.2.17 Failure of the Licensee to have representatives attend training as required by section 7.4.

10.3 MATERIAL BREACHES THAT CANNOT BE CURED. ITI may terminate this Agreement, effective on the sooner of delivery or three days after mailing a written declaration of termination to the Licensee if any one or more of the following material, non-curable breaches of this Agreement occur:

         10.3.1 An assignment or transfer without ITI's prior written consent which is prohibited under section 8 of this Agreement.

         10.3.2 Any incurable breach of Licensee's confidentiality obligations under this Agreement which results in material damage to ITI, in ITI's discretion acting reasonably.

         10.3.3 Any act causing an incurable tarnishment of ITI's reputation which results in material damage to ITI, in ITI's discretion acting reasonably.

         10.3.4 Assuming that Licensee operates but one Institute in the Territory; the abandonment of the Institute, including any closing of the Institute for a period of twenty (20) or more consecutive days, without the written approval of ITI.
                   ITI's approval shall be given in those instances when the Institute has been closed as the result of an act of God, fire or weather-related catastrophe, but only on the condition Licensee shall submit to ITI a plan for re-opening the Institute within one hundred and eighty (180) days of its closing. ITI's consent shall not be given in the event Licensee's closing of the Institute is related to or pursuant to the events described in sections 10.3.5 to
                   10.3.7 below, or due to any adverse financial or economic condition suffered by Licensee.

         10.3.5 The insolvency, bankruptcy, or reorganization of the Licensee under the bankruptcy laws.

         10.3.6 The making by Licensee of an assignment for the benefit of creditors.

         10.3.7 The appointment of a receiver or trustee of all or any part of the assets of Licensee or Licensee's business.

         10.3.8 The conviction of Licensee or its principals of a felony or misdemeanour relevant to the operation of the Institute.

         10.3.9 The breach of any of the terms of this Agreement four (4) or more times within any twelve (12) month period, whether or not such breach was cured, each breach having been the subject of a separate notice by ITI to Licensee.

         10.3.10 Excluding the 24 months following commencement of Program Delivery at the Institute, to have fewer than 250 students on a Annualized Full Time Equivalent Basis.

         10.3.11   Breach of section 7.2.

10.4 REMEDIES. The remedies hereby reserved are independent, cumulative, and concurrent, and the exercise of any one shall not preclude the simultaneous or subsequent exercise of the same, or any other remedy. ITI's right of termination in this section is in addition to any other rights or remedies it may have. ITI's failure to exercise any remedy available to it shall not be deemed a waiver of its right to exercise any other right or remedy under this Agreement.

10.5 LICENSEE'S NOTICE OF BREACH BY ITI. It is the intention of ITI to comply with all obligations, performances and duties required of it under this Agreement. In the event that Licensee shall claim that ITI has failed to meet any obligation under this Agreement, Licensee shall provide ITI with a notice of such claim. Licensee's notice shall describe ITI's alleged deficiency and shall provide ITI with an opportunity to cure same within at least thirty (30) days from the date of receipt of the notice by ITI.

11.      RELATIONSHIP AFTER EXPIRATION OR TERMINATION

11.1 OBLIGATIONS OF LICENSEE. Upon the expiration of termination of this Agreement, Licensee agrees that it shall immediately take the following action:

         11.1.1 Licensee shall cease to do business under any name incorporating or similar to "ITI Information Technology Institute" or "ITI Learning Systems Inc." and shall cease to use any and all of the ITI System, including Licensed Marks, proprietary programs, curricula, systems, techniques, or materials.

         11.1.2 Licensee shall promptly return to ITI all proprietary, confidential or trade secret materials in its possession, custody or control including without limitation, the Confidential Operating Manual(s), all computer software and database material, customer lists, records and files. Licensee hereby covenants and agrees that it will not destroy, damage, hide or take any steps so as to prevent ITI from obtaining any such information, nor will Licensee retain any printouts, disks or tapes containing any of the Program Delivery information or data stored in its computer system. Licensee shall retain no copy or record of any of the foregoing, except Licensee's copy of this Agreement, any correspondence between the parties and any other documents which Licensee reasonably needs for compliance with any provision of law. Licensee expressly affirms and agrees that the foregoing software, materials, lists, records and files shall be deemed to be the property of ITI, and that ITI shall have the right to enter upon Licensee's premises and to remove such materials.

         11.1.3 Licensee shall immediately remove and destroy or return to ITI within thirty (30) days after such termination all signs, designs and insignia in any way indicating or suggesting that Licensee's business establishment is related to or connected with ITI, its subsidiaries or affiliates, or any of ITI's licensees.

         11.1.4 Licensee acknowledges that there will be substantial confusion in the mind of the public if, after the expiration or termination of the Agreement Licensee continues to use any of the listed or unlisted telephone numbers used by Licensee's Institute, or listed in the "Yellow Pages" or "White Pages" of the telephone directory under the name "ITI," or some other name confusingly similar thereto. Therefore, Licensee agrees that promptly after the expiration or termination of the Agreement for any reason whatsoever, Licensee will forthwith cease and desist using such telephone numbers and, upon written demand of ITI, direct the telephone company servicing Licensee's Institute to transfer the telephone numbers utilized by or listed for the Institute in the then-current "Yellow Pages" and "White Pages" of the telephone directory to ITI, or to such other person and at such location as ITI may direct. If Licensee does not promptly so direct the telephone company, Licensee irrevocably appoints ITI as its attorney-in-fact to so direct the telephone company to make such transfers under the terms of the Agreement.

         11.1.5 Except as provided in section 11.2 below, Licensee shall immediately refrain from engaging in any and all contacts with customers, whether with respect to providing service to customers, or for any other purpose whatsoever.

11.2 SETTLEMENT OF OUTSTANDING CONTRACTS WITH STUDENTS. Licensee agrees that it is solely responsible to settle all claims of enrolled students whose Program Delivery are not completed on the effective date of expiration or termination of this Agreement. Upon termination, Licensee may not in any event accept any new students at Licensee's Institute. However, if in ITI's sole judgment, the breach that led to termination is not such that Licensee should be immediately prevented from any further Program Delivery, ITI may, in writing, allow Licensee to continue to complete the Program Delivery for some or all of Licensee's existing students. ITI may in its reasonable discretion waive the application of section 11.1 for a period not to exceed nine months, to the extent necessary to allow Licensee to complete the student's course of Program Delivery.

11.3 CESSATION OF SALES ACTIVITIES. If Licensee is in breach of any material provision of this Agreement which is either incurable or which has not been cured after ITI has given Licensee a Notice of Default and Opportunity to Cure, ITI shall have no obligation whatsoever to sell any products, equipment or services to Licensee on cash or credit. Licensee shall not thereafter have any right to offer or sell ITI System products or services, and Licensee shall not, as a result thereof, have a defence at law or equity based upon impossibility of Licensee's performance, nor will Licensee as a result have any claim against ITI.

11.4 PAYMENT OF ALL OBLIGATIONS DUE. The expiration or termination of this Agreement shall not relieve Licensee from its obligation to pay ITI and other creditors when due any and all obligations and indebtedness incurred, or license fee accrued, as of the effective date of termination, and Licensee's obligations under sections 4 and 11.4 shall remain in full force and effect.

11.5 LICENSEE AND PRINCIPALS NOT TO COMPETE. Licensee acknowledges that it has received information which ITI has developed in the ITI System over time at great expense, including but not limited to methods of site selection; marketing methods; delivery methodology and service methods and skills. They further acknowledge that this information is not generally known in the industry and that to develop it itself would be expensive, time-consuming and difficult. Licensee further acknowledges that ITI's information provides a competitive advantage and will be valuable to it in the development of its business, and that gaining access to it is the primary reason why they are entering into this Agreement. Accordingly, Licensee agrees that ITI's information as described above constitutes trade secrets belonging to ITI. In consideration of ITI's confidential disclosure of these trade secrets, Licensee covenants:

         11.5.1 During the term of this Agreement, to use its best efforts in operating the licensed business and in recommending, promoting and encouraging patronage of all ITI System Institutes.

         11.5.2 In the event this Agreement is terminated, expires, or is not renewed, or if Licensee assigns or transfers its interest herein to any person or business organization, then in such event Licensee covenants, for a period of three (3) years after such termination, expiration, non-renewal, transfer or assignment not to engage in any education business offering information technology education or training contained in or derived from the ITI System, within the Territory or otherwise, including at Los Angeles or London, England, other than as an authorized licensee of another ITI Institute.

         11.5.3 The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. Should any part of the restrictions contained in this section be found to be unenforceable by virtue of its scope in terms of area, business activity prohibited or length of time, and should such part be capable of being made enforceable by reduction of any or all thereof, Licensee and ITI agree that the same shall be enforced to the fullest extent permissible under the law. The running of any period of time specified in this section shall be tolled and suspended for any period of time in which the Licensee is found by a court of competent jurisdiction to have been in violation of any such restrictive covenant. ITI may, unilaterally, at any time, in its sole discretion, revise any of the covenants in this section so as to reduce the obligations of Licensee hereunder. Licensee further expressly agrees that the existence of any claim it may have against ITI whether or not arising from this Agreement, shall not constitute a defence to the enforcement by ITI of the covenants in this section.

11.6 ASSIGNMENT OF TERRITORY UPON TERMINATION. Upon termination of this Agreement for any reason, ITI may immediately license the Territory or any portion thereof to another person or may itself operate an Institute within the Territory.

12.      INJUNCTIVE RELIEF AND LIQUIDATED DAMAGES

         Licensee acknowledges that ITI's remedy at law for Licensee's breach of section 4, section 11.1, or section 11.5 would be inadequate and that, accordingly, in such events, ITI shall be entitled to immediate injunctive relief. In addition to, and not in derogation of, the right to obtain an injunction, ITI shall be entitled to liquidated damages until such injunction issues. Due to the difficulties of computing actual damages from any such breach, damages shall be fixed in an amount equal to the average monthly royalty Licensee had paid ITI over the 36 month period (or such shorter period if Licensee held the Agreement for a lesser period) preceding termination or expiration of this Agreement for each month or part thereof that Licensee is in breach of section 4, section 11.1, or section 11.5. The parties agree that the stated sum is not a penalty, but reasonably represents the actual damages ITI will suffer in the event of a breach of any one of the enumerated sections.

13.      HOLD HARMLESS, INDEMNIFICATION AND INSURANCE

13.1 HOLD HARMLESS AND INDEMNIFICATION. Licensee agrees that it will defend, indemnify and save ITI harmless from all fines, suits, proceedings, claims, demands, or actions of any kind or nature, instituted by any third party, arising or growing out of or otherwise connected with Licensee's operation of its licensed business, except in respect of claims made by students of Licensee based upon errors or misinformation occurring in the copyrighted materials provided by ITI under this Agreement, as to which latter claims ITI agrees to indemnify Licensee and save Licensee harmless from any and all liability.

13.2 INSURANCE. Licensee shall, at its expense and no later than upon commencement of the business contemplated by this Agreement, produce and maintain in full force and effect throughout the term of this Agreement the types of insurance enumerated in the Confidential Operations Manual which shall be in such amounts as may from time to time be required by ITI, including but not limited to workers' compensation insurance, all risk protection with replacement cost coverage on equipment, furnishings, fixtures, and building, comprehensive public liability insurance and business interruption insurance. Licensee may, but is not required to, also secure teacher's professional errors and omission coverage if available. ITI may at any time amend the amount of insurance Licensee is required to carry. ITI shall be named as an insured under the comprehensive public liability insurance policies, and otherwise as its interest may appear. Licensee shall keep and maintain any and all insurance required hereunder, and under any lease or any loan agreement, in full force and effect at all times during the term of this Agreement. Licensee shall make timely delivery of certificates of all required insurance to ITI, each of which shall contain a statement by the insurer that the policy will not be cancelled or materially altered without at least thirty (30) days' prior written notice to ITI. The procurement and maintenance of such insurance shall not relieve Licensee of any liability to ITI under any indemnity requirement of this Agreement. In the event that Licensee fails to carry and maintain any and all insurance as required hereunder, Licensee authorizes ITI to secure such insurance for Licensee and to charge Licensee for such premiums.

14.      PARTIES AS INDEPENDENT CONTRACTORS

         Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them nor to constitute Licensee an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of ITI for any purpose whatsoever. It is understood and agreed that Licensee is an independent contractor and is in no way authorized to make any contract, warranty or representation or to create any obligation on behalf of ITI.

         In all dealings with third parties including, without limitation, employees, suppliers and customers, Licensee shall disclose in an appropriate manner acceptable to ITI that it is an independent entity licensed by ITI. At ITI's request, Licensee shall prominently indicate on all letterheads, business forms and the like that it is a Licensee of ITI by using language substantially stating Licensee is "A Licensee of ITI Learning Systems Inc."

15.      NOTICES

         Any notice required or permitted by this Agreement shall be in writing, addressed to a party at the address given below, or such other address as the parties may advise in writing, or to such other address as the party by notice informs the other, shall be mailed by registered or certified mail if not hand delivered or transmitted via facsimile, and shall be effective on the sooner of delivery or five days after mailing. The addresses for service are:

         ITI Learning Systems Inc.
         c/o ITI Information Technology Institute Incorporated
         Suite 202, 5523 Spring Garden Road
         Halifax, NS  B3J 3T1
         Attention: Chairman

         American European Corporation or EduTrek International, Inc. Tower Place, Suite 2000
         3343 Peachtree Road NE
         Atlanta, Georgia  30326
         Attention:  President


         with a copy to:

         Smith Gambrell & Russell, LLP
         Atlanta Financial Centre
         Suite 1800
         3343 Peachtree Road NE
         Atlanta, Georgia  30326-1010
         Attention:  Arthur Jay Schwartz

16.      ATTORNEY FEES

         In the event either ITI or Licensee institutes a suit or action to enforce any term or provision of this Agreement, the most prevailing party in the suit or action, or on appeal, shall be entitled to recover from the losing party a reasonable attorney fee to be set by the trial or appellate court in addition to costs or disbursements provided by law.

17.      CONSTRUCTION

         All captions and headings are for reference purposes only and shall not be deemed to be a part of this Agreement. If any part of this Agreement shall, for any reason whatsoever, be declared invalid or unenforceable, the affected portion shall nevertheless be enforced to the fullest extent allowed by law, and such declaration shall not affect the validity of the remaining provisions, which shall remain in full force and effect. The parties hereby declare their intention that they would have executed the remaining portion of this Agreement without including herein any portions which may, for any reason, be declared invalid in the future.

18.      TIME IS OF THE ESSENCE

         Time is of the essence of this Agreement.

19.      JURISDICTION AND VENUE

         The parties agree that this agreement shall be interpreted and enforced according to the laws of the Province of Nova Scotia, and the Parties irrevocably attorn to the courts in the Province of Nova Scotia.


20.      MOST FAVOURED NATIONS PROVISION

         In the event that ITI shall enter into any agreement to grant a license of the ITI System in another territory with any other person, firm or corporation which agreement, when taken as a whole, shall contain more favourable terms, covenants and conditions as those contained herein, ITI shall notify the Licensee and the Licensee may in writing request to ITI that the terms of this Agreement be amended to be consistent with such other agreement, which request will not be unreasonably denied by ITI.

21.      WAIVER

         ITI reserves the right and privilege, in its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary standards for any licensee based upon the peculiarities of a particular site or circumstance, demographics, or any other conditions which ITI deems to be of importance to the successful operation of an ITI Institute. Licensee shall have no recourse against ITI on account of any licensee and shall not be entitled to require ITI to grant Licensee a like or similar variation hereunder.

22.      MODIFICATION

         Except as otherwise provided herein, neither ITI nor Licensee may modify this Agreement except by an instrument in writing between ITI and Licensee.

23.      ACKNOWLEDGEMENTS  Licensee hereby acknowledges the following:

23.1 Licensee has conducted an independent investigation of the business contemplated by this Agreement and understands and acknowledges that the business contemplated by this Agreement involves business risks making the success of the venture largely dependent upon the business abilities and participation of Licensee and its efforts as an independent business operator. ITI expressly disclaims the making of, and Licensee acknowledges that it has not received or relied upon any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this agreement, or as to the suitability of the site as a successful location for the Institute.

23.2 Licensee has no knowledge of any representations by ITI or its officers, directors, shareholders, employees, agents or servants, about the business contemplated by this Agreement that are contrary to the terms of this Agreement or the documents incorporated herein. Licensee represents, as an inducement to ITI's entry into this Agreement, that Licensee has made no misrepresentations in obtaining this Agreement.

23.3 Licensee acknowledges that ITI's approval of Licensee's premises does not constitute any assurance by ITI that the operation of an ITI Institute at the premises will be successful or profitable.

23.4 Licensee acknowledges that it has had ample opportunity to consult with its own attorneys, accountants and other advisors with respect to this Agreement or the relationship thereby created.

23.5 Licensee, together with its advisors, has sufficient knowledge and experience in financial and business matters to make an informed investment decision with respect to the License.

23.6 Licensee is aware of the fact that other present or future licensees of ITI may operate under different forms of agreement(s), and consequently that ITI's obligations and rights with respect to its various licensees may differ materially in certain circumstances.

23.7 Licensee acknowledges that this instrument constitutes the entire agreement of the parties, and supersedes any prior agreement between the parties, concerning the same subject matter.

23.8 Licensee shall conspicuously identify itself and the institute in all dealings with clients, contractors, suppliers, public officials and others, as an independent licensee of ITI, and shall place such notice of independent ownership on all forms, business cards, stationery, advertising, signs and other materials and in such fashion as ITI may in its sole and exclusive discretion, specify and require from time to time, in the Confidential Operating Manual(s) (as same may be amended from time to time) or otherwise.

24.      GUARANTEE

         In consideration of ITI granting the License to the Licensee, a wholly owned subsidiary of the Guarantor, the Guarantor hereby guarantees to ITI the payment of all monies by the Licensee to ITI under this Agreement and also the observance and performance of the covenants, conditions and provisos herein contained on the part of the Licensee to be observed and performed. ITI shall be at liberty, from time to time, and at all times, at its discretion, to allow installments of principal and interest to be in arrears or extend the time for payment thereof, or any part or parts thereof, or otherwise deal with the obligations of the Licensee in such manner as ITI may see fit without notice to, or the consent of the Guarantor and that notwithstanding the conditions recited above the Guarantor shall continue to be liable hereunder until all monies due under the Agreement to ITI have been paid in full and all obligations of the Licensee hereunder have been satisfied in full. ITI shall not be bound to exhaust its remedies against the Licensee or against any other person or persons before enforcing its rights against the Guarantor.

25.      VESTED RIGHT TO ADDITIONAL TERRITORIES IN ADDITION TO THE TERRITORY

         As part of the consideration extended pursuant to this Agreement, ITI grants to the Licensee the right to open additional Institutes in each of the cities of Los Angeles, London, England and Dubai on payment of an additional $150,000 per additional territory pursuant to additional license agreements substantially in the form of this Agreement.

26.      BINDING

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one instrument, and all parties hereto agree that the reproduction of signatures by way of telecopying device shall be treated as though such reproductions were executed originals.

27.      BEST EFFORTS NEGOTIATIONS AND RIGHT OF FIRST REFUSAL

         For a period of 12 months until July 26, 1998 so long as the Licensee is not in default of this Agreement, ITI agrees that it will negotiate exclusively with the Licensee, upon reasonable notice by the Licensee, in good faith, further license agreements on terms to be agreed for the following territories: (a) the State of California (in addition to Los Angeles); (b) the State of Florida; (c) the State of Virginia; (d) the District of Columbia; (e) the State of Texas; and (f) the United Arab Emirates (in addition to Dubai) (collectively herein, the "Additional Territories").

         For a further period of 24 months from July 26, 1998 so long as the Licensee is not in default of this Agreement, if ITI receives a bona fide written offer to license any of the Additional Territories (the "Subject Territory") on terms acceptable to ITI (the "Prime Offer"), ITI shall supply a copy of the Prime Offer to the Licensee and advise the Licensee that the Prime Offer is acceptable to ITI. The Licensee shall have 10 days following the receipt of such copy of the Prime Offer to make a written offer (the "Secondary Offer") to ITI for the Subject Territory at the same price and upon the same terms as contained in the Prime Offer. If the Licensee makes a Secondary Offer as aforesaid, then the Licensee shall be entitled and required to license from ITI, and ITI shall license, in accordance with the provisions of the Secondary Offer all of the Subject Territory, on the execution of the required license agreement. If the Licensee does not make a Secondary Offer within the 10-day period ITI shall be entitled to accept the Prime Offer and to license the Subject Territory in accordance with the provisions of the Prime Offer, but not otherwise.

         It is understood that as a condition of this Agreement that in the event that ITI shall enter into any agreement to grant a license of the ITI System in another territory with any other person, firm or corporation which agreement, when taken as a whole, shall contain more favourable terms, covenants and conditions as those contained in the licenses of the Licensee, ITI shall notify the Licensee and the Licensee shall be required to amend the terms of the licenses of the Licensee in the Additional Territories to be consistent with such other agreement (other that the license of the Territory).

         This section shall not apply to the establishment of ITI proprietary schools in the Additional Territories.

IN WITNESS WHEREOF, the parties hereto have set their respective hands, as of the day and year first above written.

ITI LEARNING SYSTEMS INC.                EDUTREK INTERNATIONAL, INC.



By:   /s/ Daniel F. Potter               By:        /s/ Steve Bostic
      -------------------------------         ---------------------------------
        Daniel F. Potter
        Chairman                         And:     /s/ Douglas C. Chait
                                               --------------------------------

AMERICAN EUROPEAN CORPORATION

By:     /s/ Steve Bostic
     --------------------------------

And:    /s/ Douglas C. Chait
     --------------------------------